CONTACT:

Rodney B. Harrison Morton Industrial Group, Inc. (309) 266-7176	Van Negris / Lexi Terrero Van Negris & Company, Inc. (212) 396-0606 – info@vnegris.com
FOR IMMEDIATE RELEASE
Morton Industrial Group, Inc. Reports
Increases in Revenues and Profitability
for the 2005 Second Quarter and First Half
MORTON, IL – August 15, 2005 – Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the second quarter and six months ended July 2, 2005.
William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our prestigious Customers, who serve the Construction, Agricultural and Commercial capital goods industries, have continued to experience strong demand for their products during the second quarter of 2005. Our investments in manpower, machines and materials, in conjunction with our continued internal focus utilizing lean manufacturing concepts, have allowed us to profitably meet our Customers’ increased assembly line requirements.”
Excluding the impact of the steel surcharges passed through to our customers, net sales for the second quarter ended July 2, 2005 were $45.3 million compared to $44.7 million for the second quarter ended June 26, 2004 and $89.9 million for the first half ended July 2, 2005 compared to $83.6 million for the first half ended June 26, 2004. The sales increases in the periods resulted primarily from increased unit demand by existing customers.
Including the impact of the steel surcharges passed through to our customers of $8.2 million and $6.0 million in the 2005 and 2004 second quarters, respectively, and $17.8 million and $7.0 million in the first six months of 2005 and 2004 respectively, net sales for the second quarter ended July 2, 2005 were $53.6 million compared to $50.7 million for the second quarter ended June 26, 2004 and $107.7 million for the first half ended July 2, 2005 compared to $90.6 million for the first half ended June 26, 2004.
Mr. Morton continued: “Our strong financial performance is the direct result of the hard work of our nearly 1,500 employees. Their effort has allowed us to achieve operating income for the 2005 second quarter of $3.7 million compared to $2.7 million in the 2004 second quarter and $7.3 million compared to $4.9 million in the first six months of 2005 and 2004 respectively.”
The Company’s net earnings reflect the effects of a gain on redemption of preferred stock of $0.9 million in the second quarter of both years and $1.7 million in the first six months of both years.
Excluding the impact of the gain on redemption of preferred stock, net earnings for the 2005 second quarter were $1.9 million, or $0.31 per diluted share compared to $1.4 million, or $0.23 per diluted share in the comparable period a year ago. For the first six months of 2005, excluding the impact of such gains, net earnings were $4.0 million, or $0.68 per diluted share compared to $2.7 million, or $0.46 per diluted share in the comparable period a year ago.
Including the impact of the gain on redemption of preferred stock, net earnings available to common shareholders for the 2005 second quarter were $2.7 million, or $0.46 per diluted share compared to $2.2 million, or $0.38 per diluted share in the comparable period a year ago. For the first six months of 2005, net earnings were $5.7 million, or $0.96 per diluted share compared to $4.4 million, or $0.76 per diluted share in the comparable period a year ago.
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Morton Industrial Group, Inc.
August 15, 2005 — Page Two
About Morton Industrial Group, Inc.
Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Carrier Corporation, Caterpillar Inc., Deere & Co., Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.
“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.
- Statistical Table Follows -
MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended July 2, 2005 and June 26, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004
Net sales	$53,558	50,706	107,681	90,626
Cost of sales	45,969	44,561	92,958	78,972

Gross profit	7,589	6,145	14,723	11,654

Operating expenses:
Selling expenses	795	785	1,578	1,587
Administrative expenses	3,109	2,647	5,865	5,204

Total operating expenses	3,904	3,432	7,443	6,791

Operating income	3,685	2,713	7,280	4,863

Other income (expense):
Interest expense	(1,523)	(1,241)	(2,807)	(1,893)
Interest on redeemable preferred stock	—	(36)	—	(249)
Gain on redemption of preferred stock	850	850	1,700	1,700
Other	22	42	62	83

Total other income (expense)	(651)	(385)	(1,045)	(359)

Earnings before income taxes	3,034	2,328	6,235	4,504
Income taxes	320	100	520	150

Net earnings	$2,714	2,228	5,715	4,354

Earnings per common share — basic	$0.54	0.48	1.16	0.94

Earnings per common share — diluted	$0.46	0.38	0.96	0.76

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